UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2017

BERRY PLASTICS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	1-35672	20-5234618
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Oakley Street

Evansville, Indiana 47710

(Address of principal executive offices / Zip Code)

(812) 424-2904

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2017, the Board of Directors (the “Board”) of Berry Plastics Group, Inc. (the “Company”) announced that it unanimously elected Thomas E. Salmon as Chief Executive Officer of the Company and as a member of the Board of the Company, effective as of February 3, 2017.

Salmon, age 53, joined the Company in 2007 with the Company’s acquisition of Covalence Specialty Materials where he led the Adhesives Division for four years. From 2007-14, he served as President of the Company’s Engineered Materials Division, prior to being appointed President of the Company’s Rigid Closed Top Division in 2014, President of Berry’s Consumer Packaging Division in 2015, and President and Chief Operating Officer in 2016. Before joining Covalence Specialty Materials, Salmon was General Manager of Honeywell Plastics and Global Sales Director for Allied Signal’s Engineering Plastics and Films. He began his career with General Electric and held a variety of commercial positions during his 12 years in General Electric’s Plastics and Lighting divisions.

On January 31, 2017, the Company and Mr. Salmon entered into an employment agreement as Chief Executive Officer, which became effective February 3, 2017. The employment agreement serves to terminate his pre-existing employment agreement, which was last amended July 20, 2016. The initial term of the agreement is five years. Mr. Salmon’s annual base salary under the agreement is $950,000, which is subject to annual adjustment at the discretion of the Compensation Committee. Among other things, the agreement generally entitles Mr. Salmon to an annual performance-based target bonus determined based on a percentage specified by the Compensation Committee (which is one hundred percent (100%) for the portion of fiscal 2017 he serves as Chief Executive Officer) of his then-current annual base salary. The agreement provides that Mr. Salmon may be reimbursed up to $15,000 per calendar year for financial planning and tax preparation fees and that Mr. Salmon may be reimbursed for reasonable relocation expenses in connection with his relocation to Evansville, Indiana, as contemplated under the agreement. If Mr. Salmon is terminated by the Company without “cause” or if he resigns for “good reason,” in either case subject to his execution of a release of claims and compliance with the restrictive covenants set forth in his agreement, he is entitled to (1) cash severance equal to 18 months’ base salary (unless such termination occurs within two years following a “change in control,” in which case the cash severance amount is equal to the sum of 18 months’ base salary and 1.5 times Mr. Salmon’s then-current target annual bonus), payable in monthly installments, (2) a prorated bonus based on actual performance for the year in which termination occurs, and (3) for 18 months, a monthly amount equal to the amount by which the monthly COBRA continuation coverage premium exceeds the active employee monthly premium under the Company’s group medical plans.

Additionally, on February 1, 2017, the Company announced that Jonathan D. Rich retired from his position as Chief Executive Officer of the Company effective February 3, 2017. Dr. Rich continues to serve as Executive Chairman of the Board.

On February 1, 2017, the Company extended, and Dr. Rich accepted, an offer letter as Executive Chairman of the Board, which serves to terminate his pre-existing employment agreement dated October 1, 2010. The letter is applicable for a one year period. Dr. Rich’s annual base salary under the offer letter is $500,000. The letter generally entitles Dr. Rich to an annual performance-based target bonus determined based on sixty-five percent (65%) of his annual base salary. The letter provides that Dr. Rich’s annual bonus will be prorated for 2017 and the final year he serves as Executive Chairman of the Board. No severance benefits are available under the letter.

The foregoing descriptions of the Employment Agreement of Thomas E. Salmon and the Offer Letter of Jonathan D. Rich do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and Offer Letter, which are incorporated in this Item 5.02 by reference as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement of Thomas E. Salmon.
10.2	Offer Letter of Jonathan D. Rich.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BERRY PLASTICS GROUP, INC.
(Registrant)

Dated: February 6, 2017	By:	/s/ Jason Greene
	Name:	Jason Greene
	Title:	Executive Vice President, Chief Legal Officer and Secretary